ADMINISTRATION AGREEMENT

This Administration Agreement (“Agreement”) dated and effective as of January 27, 2017 (the “Effective Date”), is by and between State Street Bank and Trust Company, a Massachusetts trust company (the “Administrator”), and Edward Jones Money Market Fund, a Massachusetts business trust (the “Trust”).

WHEREAS, the Trust is registered as a management investment company with authorized and issued shares of capital stock or beneficial interest (the “Shares”) and is registered with the U.S. Securities and Exchange Commission (“SEC”) by means of a registration statement (“Registration Statement”) under the Securities Act of 1933, as amended (“1933 Act”), and the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Trust desires to retain the Administrator to furnish certain administrative services to the Trust, and the Administrator is willing to furnish such services, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1.	APPOINTMENT OF ADMINISTRATOR

The Trust hereby appoints the Administrator to act as administrator to the Trust for purposes of providing certain administrative services for the period and on the terms set forth in this Agreement. The Administrator accepts such appointment and agrees to render the services stated herein.

2.	DELIVERY OF DOCUMENTS

The Trust will promptly deliver to the Administrator, upon written request of the Administrator, copies of each of the following documents and all future amendments and supplements, if any:

a.	The Trust’s Declaration of Trust and By-laws (“Governing Documents”);

b.

The Trust’s currently effective Registration Statement under the 1933 Act and the 1940 Act and each Prospectus and Statement of Additional Information (“SAI”) relating to the Fund(s) and all amendments and supplements thereto as in effect from time to time;

c.

Copies of the resolutions of the Board of Trustees of the Trust (the “Board”) certified by the Trust’s Secretary authorizing (1) the Trust to enter into this Agreement and (2) certain individuals on behalf of the Trust to (a) give instructions to the Administrator pursuant to this Agreement and (b) sign checks and pay expenses;

d.	A copy of the investment advisory agreement between the Trust and its investment adviser; and

e.	Such other certificates, documents or opinions which the Administrator may, in its reasonable discretion, deem necessary or appropriate in the proper performance of its duties.

3.	REPRESENTATIONS AND WARRANTIES OF THE ADMINISTRATOR

The Administrator represents and warrants to the Trust that:

a.	It is a Massachusetts trust company, duly organized and existing under the laws of The Commonwealth of Massachusetts;

b.	It has the requisite power and authority to carry on its business in The Commonwealth of Massachusetts;

c.	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement;

d.	No legal or administrative proceedings have been instituted or threatened which would impair the Administrator’s ability to perform its duties and obligations under this Agreement; and

e.	Its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Administrator or any law or regulation applicable to it.

4.	REPRESENTATIONS AND WARRANTIES OF THE TRUST

The Trust represents and warrants to the Administrator that:

a.	It is a statutory trust, duly organized, existing and in good standing under the laws of its state of formation;

b.	It has the requisite power and authority under applicable laws and by its Declaration of Trust and By-laws to enter into and perform this Agreement;

c.	All requisite proceedings have been taken to authorize it to enter into and perform this Agreement;

d.	It is an investment company properly registered with the SEC under the 1940 Act;

e.

The Registration Statement been filed and will be effective and remain effective during the term of this Agreement. The Trust also warrants to the Administrator that as of the effective date of this Agreement, all necessary filings under the securities laws of the states in which the Trust offers or sells its shares have been made;

f.	No legal or administrative proceedings have been instituted or threatened which would impair the Trust’s ability to perform its duties and obligations under this Agreement;

g.	Its entrance into this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of the Trust or any law or regulation applicable to it; and

h.	As of the close of business on the date of this Agreement, the Trust is authorized to issue its Shares;

i.

Where information provided by the Trust or the Trust’s Investors includes information about an identifiable individual (“Personal Information), the Trust represents and warrants that it has obtained all consents and approvals, as required by all applicable laws, regulations, by-laws and ordinances that regulate the collection, processing, use or disclosure of Personal Information by the Trust, necessary to disclose such Personal Information to the Administrator, and as required for the Administrator to use and disclose such Personal Information as required by the express terms of this Agreement in connection with the performance of the services hereunder. The Trust acknowledges that the Administrator may perform any of the services, and may use and disclose Personal Information outside of the jurisdiction in which it was initially collected by the Trust, including the United States and that information relating to the Trust, including Personal Information may be accessed by national security authorities, law enforcement and courts. The Administrator shall be kept indemnified by and be without liability to the Trust for any action taken or omitted by it in reliance upon this representation and warranty, including without limitation, any liability or costs in connection with claims or complaints for failure to comply with any applicable law that regulates the collection, processing, use or disclosure of Personal Information. Notwithstanding the foregoing, the Administrator shall not transfer Personal Information outside the United States without notification to, and consent from, the Trust.

5.	ADMINISTRATION SERVICES

The Administrator shall provide the services as listed on Schedule B, subject to the authorization and direction of the Trust and, in each case where appropriate, the review and comment by the Trust’s independent accountants and legal counsel and in accordance with procedures which may be established from time to time between the Trust and the Administrator (including the procedures, if any, established in the “Service Level Agreement” as defined in Section 6 of this Agreement).

The Administrator shall perform such other services for the Trust that are mutually agreed to by the parties from time to time, for which the Trust will pay such fees as may be mutually agreed upon, including the Administrator’s reasonable out-of-pocket expenses. The provision of such services shall be subject to the terms and conditions of this Agreement.

The Administrator shall provide the necessary facilities, equipment and personnel to perform the services contemplated herein and to otherwise meet its duties and obligations under this Agreement.

6.	PERFORMANCE GOALS

The Administrator and the Trust may from time to time agree to document the manner in which they expect to deliver and receive the services contemplated by this Agreement. The parties agree that such document (s) (hereinafter referred to as “Service Level Document(s)”) reflect performance goals and any failure to perform in accordance with the provisions thereof shall not in and of itself be considered a breach of contract that gives rise to contractual or other remedies. It is the intention of the parties that the sole remedy for failure to perform in accordance with the provisions of a Service Level Document, or any dispute relating to performance goals set forth in a Service Level Document, will be a meeting of the parties to resolve the failure pursuant to the consultation procedure described below and in accordance with the escalation process set forth in the Service Level Document. Notwithstanding the foregoing, the parties hereby acknowledge that any party’s failure (or lack thereof) to meet the provisions of the Service Level Document(s), while not in and of itself a breach of contract giving rise to contractual or other remedies, may factor into the Trust’s reasonably determined belief regarding the standard of care exercised by Administrator hereunder.

If a party to this Agreement is consistently unable to meet the provisions of a Service Level Document, or in the event that a dispute arises relating to performance goals set forth in a Service Level Document, any party to this Agreement shall address any concerns it may have by requiring a consultation with the other party. The purpose of the consultation procedure is to endeavor to resolve a consistent failure to meet the provisions of a Service Level Document. If a consultation occurs pursuant to this Section 6, all parties must negotiate in good faith to endeavor to:

(a) implement changes which will enable the Service Level Document provisions to be more regularly met;

(b) agree to alternative Service Level Document provisions which meet the parties’ respective business requirements; or

(c) otherwise find a solution such that within 30 days after the consultation, the inability to meet the Service Level Document provisions may be less likely to occur in the future.

7.	COMPENSATION OF ADMINISTRATOR; EXPENSE REIMBURSEMENT; TRUST EXPENSES

The Administrator shall be entitled to receive compensation for its services and expenses provided pursuant to this Agreement as agreed upon from time to time in writing between the Trust on behalf of each applicable Fund and the Administrator.

The Trust agrees promptly to reimburse the Administrator for any equipment and supplies specially ordered by or for the Trust (with the Trust’s consent) through the Administrator and for any other expenses not contemplated by this Agreement that the Administrator may incur on the Trust’s behalf at the Trust’s request or with the Trust’s consent.

Each party will bear all expenses that are incurred in its operation and not specifically assumed by the other party. For the avoidance of doubt, Trust expenses not assumed by the Administrator include, but are not limited to: organizational expenses; cost of services of independent accountants and outside legal and tax counsel (including such counsel’s review of the Registration Statement, Form N-CSR, Form N-Q, Form N-PX, Form N-MFP, Form N-SAR, proxy materials, federal and state tax qualification as a regulated investment company and other notices, registrations, reports, filings and materials prepared by the Administrator under this Agreement); cost of any services contracted for by the Trust directly from parties other than the Administrator; cost of trading operations and brokerage fees, commissions and transfer taxes in connection with the purchase and sale of securities for the Trust; investment advisory fees; taxes, insurance premiums and other fees and expenses applicable to its operation; costs incidental to any meetings of shareholders including, but not limited to, legal and accounting fees, proxy filing fees and the costs of preparation (e.g., typesetting, XBRL-tagging, page changes and all other print vendor and EDGAR charges, collectively referred to herein as “Preparation”), printing, distribution and mailing of any proxy materials; costs incidental to Board meetings, including fees and expenses of Board members; the salary and expenses of any officer, director\trustee or employee of the Trust; costs of Preparation, printing, distribution and mailing, as applicable, of the Trust’s Registration Statements and any amendments and supplements thereto and shareholder reports; cost of Preparation and filing of the Trust’s tax returns, Form N-1A, Form N-CSR,

Form N-Q, Form N- PX, Form N-MFP and Form N-SAR, and all notices, registrations and amendments associated with applicable federal and state tax and securities laws; all applicable registration fees and filing fees required under federal and state securities laws; the cost of fidelity bond and D&O/E&O liability insurance; and the cost of independent pricing services used in computing the Fund(s)’ net asset value.

8.	INSTRUCTIONS AND ADVICE

The Administrator shall be entitled to consult with counsel (who may be counsel for the Trust) on all matters and the Administrator shall be entitled to rely on and may act upon reasonable advice of such. The Administrator shall be without liability for any action reasonably taken or omitted by it in good faith in accordance with its Standard of Care pursuant to such reasonable advice.

At any time, the Administrator may apply to any officer of the Trust, or the independent accountants for the Trust, for instructions or advice with respect to any matter arising in connection with the services to be performed by the Administrator under this Agreement. Administrator shall not be liable and shall be indemnified by the Trust for any action taken or omitted by it in good faith in accordance with its Standard of Care in reliance upon any such instructions or advice reasonably believed by it to be genuine and to have been duly authorized by the Trust and, in the event such instructions or advice are contained in any paper or document, reasonably believed by it to have been signed by the proper person or persons (“Proper Instructions”). The Administrator shall not be held to have notice of any change of authority of any person until receipt of written notice thereof from the Fund(s). Nothing in this section shall be construed as imposing upon the Administrator any obligation to seek such instructions or advice, or to act in accordance with such advice when received.

9.	LIMITATION OF LIABILITY AND INDEMNIFICATION

a. Standard of Care. In carrying out the provisions of this Agreement, the Administrator shall comply with the provisions of this Agreement, act in good faith and without negligence and shall be held to exercise the level of skill, care and diligence of a leading professional provider of fund administration services in connection with their performance under this Agreement (collectively, the “Standard of Care”).

b. Limitations of Liability. The Administrator shall be responsible for the performance only of such duties as are set forth in this Agreement and, except as otherwise provided under Section 15, shall have no responsibility for the actions or activities of any other party, including other service providers. The Administrator shall have no liability in respect of any loss, damage or expense suffered by the Trust insofar as such loss, damage or expense arises from the performance of the Administrator’s duties hereunder in reliance upon records that were maintained for the Trust by entities other than the Administrator or its affiliates prior to the Administrator’s or its affiliates’ initial appointment as administrator for the Trust. The Administrator shall have no liability for any error of judgment or mistake of law or for any loss or damage resulting from the performance or nonperformance of its duties hereunder except to the extent such loss or damage is caused by or resulting from the failure to comply with its Standard of Care, gross negligence, willful misconduct or lack of good faith of the Administrator, its officers or employees. Neither the Administrator nor the Trust shall be liable for any special, indirect, incidental, punitive or consequential damages, including lost profits, of any kind whatsoever (including, without limitation, attorneys’ fees) under any provision of this Agreement or for any such damages arising out of any act or failure to act hereunder, each of which is hereby excluded by agreement of the parties regardless of whether such damages were foreseeable or whether either party or any entity had been advised of the possibility of such damages. In any event, the Administrator’s cumulative liability for each calendar year (a “Liability Period”) with respect to the Trust under this Agreement regardless of the form of action or legal theory shall be limited to its total annual compensation earned and fees payable hereunder during the preceding

Compensation Period, as defined herein, for any liability or loss suffered by the Trust including, but not limited to, any liability relating to qualification of the Trust as a regulated investment company or any liability related to the Trust’s compliance with any federal or state tax or securities statute, regulation or ruling during such Liability Period. “Compensation Period” shall mean the calendar year ending immediately prior to each Liability Period in which the event(s) giving rise to the Administrator’s liability for that period have occurred. Notwithstanding the foregoing, for clarity the parties agree, the Compensation Period for purposes of calculating the annual cumulative liability of the Administrator for the Liability Period commencing on the date of this Agreement and terminating on December 31, 2017 shall be the date of this Agreement through December 31, 2017, calculated on an annualized basis, and the Compensation Period for the Liability Period commencing January 1, 2018 and terminating on December 31, 2018 shall be the date of this Agreement through December 31, 2017, calculated on an annualized basis.

c. Indemnification by the Trust. The Trust shall indemnify and hold the Administrator and its directors, officers, employees and agents (collectively, the “Administrator Indemnified Parties”) harmless from all losses, costs, damages liabilities, claims, and out of pocket expense (“Losses”), including reasonable fees and expenses for counsel, incurred or sustained by the Administrator as a result of claim, demand, action or suit (“Claim”) arising from or in connection with: (i) any action or omission by the Administrator in the performance of its duties hereunder, or as a result of acting upon any Proper Instructions reasonably believed by it to have been duly authorized by the Trust in accordance with Section 8 in the performance of its duties hereunder or upon reasonable reliance on information or records given or made by the Trust or its investment adviser in accordance with Section 8 in the performance of its duties hereunder, provided that this indemnification shall not apply to actions or omissions of the Administrator, its officers or employees in cases of its or their own failure to meet the Standard of Care, gross negligence or willful misconduct or lack of good faith; (ii) any action or omission by the Trust (or any of its affiliates) which constitutes a breach of any representation, warranty, term, or obligation contained in this Agreement; (iii) any act or omission by the Trust (or any of its affiliates) which constitutes gross negligence, willful misconduct, or lack of good faith in fulfilling the terms and obligations of this Agreement; or (iv) any action taken or omitted by the Administrator in reasonable reliance upon the representation and warranty of the Trust under Section 4(i), including without limitation, any liability or costs in connection with claims or complaints for failure to comply with any applicable law that regulates the collection, processing, use or disclosure of Personal Information to the extent resulting from such reasonable reliance.

d. Survival. The limitation of liability and indemnification contained herein shall survive the termination of this Agreement.

10.	CONFIDENTIALITY

All information provided under this Agreement by a party (the “Disclosing Party”) to the other party (the “Receiving Party”) regarding the Disclosing Party’s business and operations shall be treated as confidential. Subject to Section 10 below, all confidential information provided under this Agreement by Disclosing Party shall be used, including disclosure to third parties, by the Receiving Party, or its agents or service providers, solely for the purpose of performing or receiving the services and discharging the Receiving Party’s other obligations under the Agreement or managing the business of the Receiving Party and its affiliates (which term for purposes of this Section 10 includes each of its parent company, branches and affiliates (“Affiliates”)) including financial and operational management and reporting, risk management, legal and regulatory compliance and client service management. The foregoing shall not be applicable to any information (a) that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement, (b) that is independently derived by the Receiving

Party without the use of any information provided by the Disclosing Party in connection with this Agreement, (c) that is disclosed to comply with any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, (d) that is disclosed as required by operation of law or regulation or as required to comply with the requirements of any market infrastructure that the Disclosing Party or its agents direct the Administrator or its Affiliates to employ (or which is required in connection with the holding or settlement of instruments included in the assets subject to this Agreement), or (e) where the party seeking to disclose has received the prior written consent of the party providing the information, which consent shall not be unreasonably withheld.

All Confidential Information, together with any copies thereof, in whatever form, shall, upon the Disclosing Party’s written request, be returned to Disclosing Party or destroyed, at the Receiving Party’s election; provided, that the Receiving Party shall be permitted to retain all or any portion of the Confidential Information, in accordance with the confidentiality obligations specified in this Agreement, to the extent required by applicable law or regulatory authority or to the extent required by the Receiving Party’s internal policies and in accordance with its customary practices for backup and storage.

11.	RESERVED

12.	COMPLIANCE WITH GOVERNMENTAL RULES AND REGULATIONS; RECORDS

The Trust assumes full responsibility for complying with all securities, tax, commodities and other laws, rules, statutes, codes, writs, order, directives, judgments, decrees and regulations applicable to it.

In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Administrator agrees that all records which it maintains for the Trust shall at all times remain the property of the Trust, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request except as otherwise provided in Section 13. The Administrator further agrees that all records that it maintains for the Trust pursuant to Rule 31a-1 under the 1940 Act will be preserved for the periods prescribed by Rule 31a-2 under the 1940 Act unless any such records are earlier surrendered as provided above. Records may be surrendered in either written or machine-readable form, at the option of the Administrator. In the event that the Administrator is requested or authorized by the Trust, or required by subpoena, administrative order, court order or other legal process, applicable law or regulation, or required in connection with any investigation, examination or inspection of the Trust by state or federal regulatory agencies, to produce the records of the Trust or the Administrator’s personnel as witnesses or deponents, the Trust agrees to pay the Administrator for the Administrator’s reasonable expenses incurred, as well as the reasonable fees and expenses of the Administrator’s counsel incurred in such production.

13.	SERVICES NOT EXCLUSIVE

The services of the Administrator are not to be deemed exclusive, and the Administrator shall be free to render similar services to others. The Administrator shall be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Trust from time to time, have no authority to act or represent the Trust in any way or otherwise be deemed an agent of the Trust.

14.	EFFECTIVE PERIOD AND TERMINATION

This Agreement shall commence on the Effective Date and shall remain in full force and effect for an initial term ending January 26, 2019 (the “Initial Term”). After the expiration of the Initial Term, this Agreement shall automatically renew for successive 1-year terms (each, a “Renewal Term”) unless a written notice of non-renewal is delivered by the non-renewing party no later than one hundred eighty (180) days prior to the expiration of the Initial Term or any Renewal Term, as the case may be. The Trust may terminate this Agreement in the event of the Administrator’s material breach of a material provision of this Agreement that the Administrator has either failed to cure, or failed to establish a remedial plan to cure that is reasonably acceptable to the Trust, within 60 days’ written notice being given by the Trust of the breach. The Administrator may terminate this Agreement (a) in the event that any undisputed amounts owed to Administrator under this Agreement are thirty (30) or more days past due, and the Trust fails to cure such default within thirty (30) days of receipt of written notice from Administrator of such default, or (b) in the event of the Trust’s material breach of a material provision of this Agreement that materially damages the Administrator and that the Trust has either failed to cure, or failed to establish a remedial plan to cure that is reasonably acceptable to the Administrator, within 60 days’ written notice being given by the Administrator of the breach. Either party may terminate this Agreement immediately in the event of the appointment of a conservator or receiver for the other party, the commencement by or against the other party of a bankruptcy or insolvency case or proceeding, or upon the happening of a like event to the other party at the direction of an appropriate agency or court of competent jurisdiction. Upon termination of the Agreement pursuant to this paragraph with respect to the Trust or any Fund, the Trust or applicable Fund shall pay the Administrator its compensation due and shall reimburse the Administrator for its costs, expenses and disbursements.

In the event of: (i) the Trust’s termination of this Agreement with respect to the Trust or its Fund(s) for any reason other than as set forth in the immediately preceding paragraph or (ii) a transaction not in the ordinary course of business pursuant to which the Administrator is not retained to continue providing services hereunder to the Trust or a Fund (or its respective successor), the Trust or applicable Fund shall pay the Administrator its compensation due through the end of the then-current term (based upon the average monthly compensation previously earned by Administrator with respect to the Trust or such Fund) and shall reimburse the Administrator for its costs, expenses and disbursements. Upon receipt of such payment and reimbursement, the Administrator will deliver the Trust’s or such Fund’s records as set forth herein. For the avoidance of doubt, no payment will be required pursuant to clause (ii) of this paragraph in the event of any transaction such (a) the liquidation or dissolution of the Trust or a Fund and distribution of the Trust’s or such Fund’s assets as a result of the Board’s determination in its reasonable business judgment that the Trust or such Fund is no longer viable (b) a merger of the Trust or a Fund into, or the consolidation of the Trust or a Fund with, another entity, or (c) the sale by the Trust or a Fund of all, or substantially all, of the Trust’s or Fund’s assets to another entity, in each of (b) and (c) where the Administrator is retained to continue providing services to the Trust or such Fund (or its respective successor) on substantially the same terms as this Agreement.

Upon termination or expiration of this Agreement, the Administrator shall, at Customer’s request, (a) continue to provide the services contemplated in this Agreement pursuant to the terms and conditions of this Agreement at the rates set forth in the then current fee schedule and for a reasonable time to be agreed upon by the parties in good faith, in order to provide for the orderly transition of the services (the “Transition Assistance Period”). The Trust shall reimburse the Administrator for additional costs (to be mutually agreed upon by the parties). In the event that the Trust requires services that are generally offered by the Administrator at the time of such termination or expiration in addition to the services being provided under this Agreement at the time of such termination or expiration, the Administrator will cooperate in good faith with the Trust in order to agree upon additional compensation and any other terms necessary in order for the Administrator to perform such services and, upon mutual written agreement of the parties as to any such additional fees in exchange for such services, the Administrator shall perform such additional services in accordance with the terms and conditions of this Agreement during the Transition Assistance Period.

Termination of this Agreement with respect to any one particular Fund shall in no way affect the rights and duties under this Agreement with respect to the Trust or any other Fund.

15.	EMPLOYMENT OF OTHERS

The Administrator may employ, engage, associate or contract with such person or persons, including, without limitation, Affiliates of the Administrator, as the Administrator may deem desirable to provide services to the Administrator to be used by the Administrator in performing its duties under this Agreement without the consent of the Trust; provided, however, that the compensation of such person or persons shall be paid by the Administrator and that the Administrator shall be as fully responsible to the Trust for the acts and omissions of any such person or persons as it is for its own acts and omissions under this Agreement. The Administrator agrees to use reasonable efforts to provide prior notice to the Trust to the extent the Administrator engages an unaffiliated organization to perform any such duties under this Agreement.

16.	NOTICES

Any notice, instruction or other instrument required to be given hereunder will be in writing and may be sent by hand or overnight delivery by any recognized delivery service, to the parties at the following address or such other address as may be notified by any party from time to time:

If to the Trust:

12555 Manchester Road

St. Louis Missouri 63131

Attention: General Counsel’s Office

Man 4th Floor

If to the Administrator:

STATE STREET BANK AND TRUST COMPANY

800 Pennsylvania Avenue

Tower 1

Kansas City, MO 64105

Attention: Brian O’Sullivan

Telephone: 816-871-3292

with a copy to:

STATE STREET BANK AND TRUST COMPANY

Legal Division – Global Services Americas One Lincoln Street

Boston, MA 02110

Attention: Senior Vice President and Senior Managing Counsel

17.	AMENDMENT

This Agreement may be amended at any time in writing by mutual agreement of the parties hereto. No amendment to this Agreement shall be effective unless it is in writing and signed by a duly authorized representative of each party. The term “Agreement”, as used herein, includes all schedules and attachments hereto and any future written amendments, modifications, or supplements made in accordance herewith.

18.	ASSIGNMENT

This Agreement may not be assigned by either party hereto without the prior consent in writing of the other party, which consent shall not be unreasonably withheld; provided, however, that either party may assign this Agreement to a successor of all or a substantial portion of its business, or to a party controlling, controlled by or under common control with such party without the other party’s prior consent.

19.	SUCCESSORS

This Agreement shall be binding on and shall inure to the benefit of the Trust and the Administrator and their respective successors and permitted assigns.

20.	DATA PROTECTION

The Administrator shall implement and maintain a comprehensive written information security program that contains appropriate security measures to safeguard the personal information of the Trust’s shareholders, employees, directors and/or officers that the Administrator receives, stores, maintains, processes or otherwise accesses in connection with the provision of services hereunder. For these purposes, “personal information” shall mean (i) an individual’s name (first initial and last name or first name and last name), address or telephone number plus (a) social security number, (b) driver’s license number, (c) state identification card number, (d) debit or credit card number, (e) financial account number or (f) personal identification number or password that would permit access to a person’s account or (ii) any combination of the foregoing that would allow a person to log onto or access an individual’s account (“Personal Information”). Notwithstanding the foregoing, Personal Information shall not include information that is lawfully obtained from publicly available information, or from federal, state or local government records lawfully made available to the general public.

21.	FORCE MAJEURE

If and to the extent that a party’s (an “Affected Party”) performance of any of its obligations pursuant to the Agreement is prevented, hindered or delayed by any event beyond the reasonable control of the Affected Party,including, without limitation, power or other mechanical or technical failures or interruptions, computer viruses or communications disruptions, work stoppages, natural disasters, acts of war, revolution, riots or terrorism, or other force majeure events or acts (each, a “Force Majeure Event”), then the Affected Party shall be not be responsible or liable for such hindrance, delay or nonperformance, as applicable, of those obligations affected by the Force Majeure Event for as long as such Force Majeure Event continues. The Affected Party shall promptly notify the other party of the occurrence of the Force Majeure Event and describe in reasonable detail the nature of the Force Majeure Event.

22.	ENTIRE AGREEMENT

This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all previous representations, warranties or commitments regarding the services to be performed hereunder whether oral or in writing.

23.	WAIVER

The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement or the failure of a party hereto to exercise or any delay in exercising any right or remedy under this Agreement shall not constitute a waiver of any such term, right or remedy or a waiver of any other rights or remedies, and no single or partial exercise of any right or remedy under this Agreement shall prevent any further exercise of the right or remedy or the exercise or any other right or remedy. Any waiver must be in writing signed by the waiving party.

24.	SURVIVAL

After expiration or termination of this Agreement, all provisions relating to payment shall survive until completion of required payments. In addition, indemnification, and limitation of liability shall survive the termination of this Agreement.

25.	SEVERABILITY

If any provision or provisions of this Agreement shall be held to be invalid, unlawful or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

26.	GOVERNING LAW

This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The State of New York, without regard to its conflicts of laws rules. The parties agree that any dispute arising herefrom shall be subject to the exclusive jurisdiction of courts sitting in the State of New York.

27.	REPRODUCTION OF DOCUMENTS

This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, xerographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

28.	COUNTERPARTS

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same Agreement. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

29.	REPORTS/CERTIFICATIONS

Upon reasonable request of the Trust, the Administrator shall provide the Trust with a copy of Administrator’s Service Organizational Control (SOC) 1 reports prepared in accordance with the requirements of AT section 801, Reporting on Controls at a Service Organization (formerly Statement on Standards for Attestation Engagements (SSAE) No. 16). The Administrator shall use commercially reasonable efforts to provide the Trust with such reports as the Trust may reasonably request or otherwise reasonably require to fulfill its duties under Rule 38a-1 of the 1940 Act or similar legal and regulatory requirements.

30.	BUSINESS CONTINUITY

The Administrator shall enter into and shall maintain if effect at all times during the term of this Agreement with appropriate parties one or more agreements making reasonable provision for (i) periodic back-up of the computer files and data with respect to the Trust and (ii) emergency use of electronic data processing equipment as necessary to provide services under this Agreement. Upon reasonable request, the Administrator shall discuss with the Trust any business continuity/disaster recovery plan of the Administrator and/or provide a high-level presentation summarizing such plan

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.

EDWARD JONES MONEY MARKET FUND

By:	/s/ Ryan Robson
Name:	Ryan Robson
Title:	President

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Andrew Erickson
Name:	Andrew Erickson
Title:	Executive Vice President

ADMINISTRATION AGREEMENT

SCHEDULE B

List of Services

I.	Fund Administration Treasury Services as described in Schedule B1 attached hereto;

II.	Fund Administration Tax Services as described in Schedule B2 attached hereto; and

III.	Fund Administration Money Market Fund Services as described in Schedule B3 attached hereto.

Schedule B1

Fund Administration Treasury Services

a.

Prepare for the review by designated officer(s) of the Trust financial information regarding the Fund(s) that will be included in the Trust’s semi-annual and annual shareholder reports, Form N-Q reports and other quarterly reports (as mutually agreed upon), including tax footnote disclosures where applicable;

b.	Coordinate the audit of the Trust’s financial statements by the Trust’s independent accountants, including the preparation of supporting audit workpapers and other schedules;

c.

Prepare for the review by designated officer(s) of the Trust the Trust’s periodic financial reports required to be filed with the SEC on Form N-SAR and financial information required by Form N-1A, proxy statements and such other reports, forms or filings as may be mutually agreed upon;

d.

Prepare for the review by designated officer(s) of the Trust annual fund expense budgets, perform accrual analyses and roll-forward calculations and recommend changes to fund expense accruals on a periodic basis, arrange for payment of the Trust’s expenses, review calculations of fees paid to the Trust’s investment adviser, custodian, fund accountant, distributor and transfer agent, and obtain authorization of accrual changes and expense payments;

e.

Provide periodic testing of the Fund(s) with respect to compliance with the Internal Revenue Code’s mandatory qualification requirements, the requirements of the 1940 Act and limitations for the Fund(s) contained in the Registration Statement for the Fund(s) as may be mutually agreed upon, including quarterly compliance reporting to the designated officer(s) of the Trust as well as preparation of Board compliance materials;

f.

Prepare and furnish total return performance information for the Fund(s), including such information on an after-tax basis, calculated in accordance with applicable U.S. securities laws and regulations, as may be reasonably requested by Trust management;

g.	Prepare and disseminate vendor survey information;

h.	Prepare and coordinate the filing of Rule 24f-2 notices, including coordination of payment;

i.	Provide sub-certificates in connection with the certification requirements of the Sarbanes-Oxley Act of 2002 with respect to the services provided by the Administrator; and

j.	Maintain certain books and records of the Trust as required under Rule 31a-1(b) of the 1940 Act, as may be mutually agreed upon.

B1-1

SCHEDULE B2

Fund Administration Tax Services

a.	Prepare annual tax basis provisions for both excise and income tax purposes, including wash sales and all tax financial statement disclosure;

b.

Prepare the Funds’ annual federal, state, and local income tax returns and extension requests for review and for execution and filing by the Trust’s independent accountants and execution and filing by the Trust’s treasurer, including Form 1120-RIC, Form 8613 and Form 1099-MISC;

c.	Prepare annual shareholder reporting information relating to Form 1099-DIV;

d.

Preparation of financial information relating to Form 1099-DIV, including completion of the ICI Primary and Secondary forms, Qualified Dividend Income, Dividends Received Deduction, Alternative Minimum Tax, Foreign Tax Credit, United States Government obligations;

e.	Review annual minimum distribution calculations (income and capital gain) for both federal and excise tax purposes prior to their declaration; and

f.	Participate in discussions of potential tax issues with the Funds and the Funds’ audit firm.

Tax services, as described in this Schedule, do not include identification of passive foreign investment companies, qualified interest income securities or Internal Revenue Code Section 1272(a)(6) tax calculations for asset backed securities.

B2-1

SCHEDULE B3

Fund Administration Money Market Fund Services

a.	Prepare for posting on the Fund’s website daily each money market fund’s market- based NAVs;

b.	Prepare for posting on the Fund’s website each money market fund’s daily liquid assets and weekly liquid assets;

c.	Prepare for posting on the Funds’ website each money market fund’s inflows/outflows;

d.	Prepare for posting on the Fund’s website each money market funds’ monthly schedule of portfolio investments;

e.	Prepare and coordinate each money market fund’s monthly filing of Form N-MFP;

f.

Provide periodic testing of the Fund with respect to compliance with certain Rule 2a-7 diversification requirements, including aggregation of affiliates testing, the 10% or 15% basket test and asset backed securities testing; and

g.	Prepare and coordinate each Fund’s filings of Form N-C

B3-1